Fox Rothschild, LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
OPINION ON LEGAL STATUS OF CANNABIS COMPANIES
HELD BY THE GLOBAL X CANNABIS ETF
August 15, 2022
INTRODUCTION
Global X Management Company LLC (the “Advisor”), acts as investment advisor to the Global X Cannabis ETF (the “Fund”) and has retained Fox Rothschild, LLP for the purposes of rendering this opinion, which shall serve to update the opinion issued on August 27, 2019 and the updates dated March 11, 2020, March 15, 2021 and March 9, 2022, for the benefit of the Fund and its shareholders and, in particular, has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investment in Cannabis Companies, as defined below. Based upon our analysis, the applicable federal laws are the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”), and in the Drug Paraphernalia law contained in the CSA; 21 U.S.C. §863 (the “DPL”). As described more fully below, our opinion is that the Fund and its shareholders will not violate any of these federal laws and, as a result, will similarly not violate any state cannabis laws with respect to the Fund’s investments in companies that participate in the cannabis industry. This opinion is being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investment into the Fund violate the CSA, the MCA or the DPL.
Our opinion herein is expressed solely with respect to the CSA, MCA and DPL and is based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinion expressed below is based upon the CSA, MCA and DPL and relies upon the law now in effect, and in all respects is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court or regulatory authority will reach any particular result.
In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon statements of the officers of the Advisor and the Registration Statement and have not sought to independently verify such matters. For the purposes of this opinion, the Advisor supplied us with a list of companies, including those contemplated for investment by the Fund as of the date of this opinion (such list, the “Contemplated Fund Holdings”). This opinion assumes that the Fund will only invest in certain companies in accordance with the Fund’s publicly disclosed investment guidelines.
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We have examined certain publicly available information regarding the Contemplated Fund Holdings as of the date of this opinion. First, we have examined the various business relationships/interests of the Contemplated Fund Holdings to determine if their businesses violate the CSA, MCA or DPL by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the United States Securities and Exchange Commission (the “SEC”), SEDAR (which tracks companies listed on Canadian exchanges), the London Stock Exchange and the Australian Securities Exchange. Second, we examined whether any of the Contemplated Fund Holdings were subject to any actions/proceedings for violating the CSA, MCA and DPL solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the Contemplated Fund Holdings with respect to their compliance with the laws of any country except as noted above in this paragraph.
This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.
We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.
FACTUAL BACKGROUND FOR OPINION
Description of the Global X Cannabis ETF’s principal investment strategy
The Fund’s principal investment strategy as presently stated in the Registration Statement or as otherwise represented to us by the Advisor is as follows:
•The Global X Cannabis ETF (“Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Cannabis Index (“Underlying Index”). The Underlying Index is designed to provide exposure to exchange-listed companies that are active in the cannabis industry (collectively, “Cannabis Companies”), as defined by Solactive AG, the provider of the Underlying Index (“Index Provider”).
•In order to be eligible for inclusion in the Underlying Index, a company is considered by the Index Provider to be a Cannabis Company if it derives at least 50% of its revenue, operating income, or assets from the cannabis industry. The cannabis industry is composed of the following areas: (i) the legal production, growth and distribution of marijuana, as well as extracts, derivative products or synthetic versions thereof; (ii) the legal production, growth and distribution of hemp, as well as extracts, derivative products or synthetic versions thereof; (iii) financial services (insurance offerings, property leasing, financing, capital markets activity and investments) provided to companies involved in the production, growth and distribution of cannabis; (iv) pharmaceutical applications of cannabis; (v) cannabidiol (better known as CBD) and cannabis oil products, edibles, topicals, drinks and other products; and (vi) products that may be used to consume cannabis. “Hemp” refers to cannabis plants with a delta-9

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tetrahydrocannabinol (“THC”) concentration of not more than 0.3 percent on a dry weight basis, as well as derivatives thereof, whereas “marijuana” refers to all other cannabis plants and derivatives thereof. In addition, companies that the Index Provider expects to derive at least 50% of future revenue, operating income or assets from the cannabis industry based on its review of their primary business operations, capital investments and/or operating expenses, as well as other public statements, are eligible for inclusion in the Underlying Index (“Pre-Revenue Companies”). Pre-Revenue Companies are subject to an aggregate weight cap of 10% at each quarterly rebalance. To be a part of the eligible universe of the Underlying Index, a Cannabis Company must be listed on a regulated stock exchange that requires issuers to maintain compliance with all laws, rules and regulations applicable to their business. As such, the Underlying Index is designed to invest in Cannabis Companies that represent that they operate cannabis-related business activities, or supply products and perform services for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis, in a manner that is legal under all laws, rules and regulations applicable to the company’s business. A company must also meet certain minimum market capitalization and liquidity criteria, as defined by the Index Provider.
•The Fund invests at least 80% of its total assets in the securities of the Underlying Index. The Fund will also invest, under normal circumstances, at least 80% of its net assets, plus borrowings for investments purposes (if any), in Cannabis Companies, and in ADRs and GDRs based on such securities; provided, however, that for the avoidance of doubt, Pre-Revenue Companies shall not count towards satisfaction of such Cannabis Companies 80% investment policy.
•The Fund will not invest in companies that, in the opinion of the Adviser, fail to meet any the criteria outlined below (collectively, the “Eligibility Criteria”):

◦Each company must have securities listed on an exchange that requires compliance with all laws, rules and regulations applicable to their business, which includes U.S. federal laws if the company performs activities in the U.S. or is otherwise subject to U.S. jurisdiction. For the avoidance of doubt, as of the date of this opinion, the Canadian Securities Exchange has not been deemed by the Adviser to require compliance with all laws, rules and regulations applicable to the business of companies solely listed on such exchange and not dually listed on an exchange that requires compliance with U.S. federal law.

◦Each company may only supply products and/or perform services related to the cannabis industry in a manner that is legal under applicable national and local laws, including U.S. federal, state, and local laws.  For the avoidance of doubt, companies may supply products and perform services in the U.S. to end companies (including end companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law) so long as the provision of such products and services by the company are legal under applicable federal, state and local law.

◦To date, no psychedelic drug product has received marketing approval based on safety and efficacy from the U.S. Food and Drug Administration (“FDA”) or Health Canada (Canada’s governmental agency responsible for national health

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policy) and, accordingly, may not be commercially marketed or sold. Companies with business operations in these fields include companies that develop pharmaceuticals and therapies using psychedelics or medical cannabis for the potential treatment of medical conditions. Psychedelics, sometimes referred to as hallucinogens, are substances that alter perception, mood, and cognitive processes. Medical cannabis, including hemp, is used for a variety of commercial products because it may contain chemical compounds, such as tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”) or have other properties that researchers are exploring as potential treatments for certain health conditions and wellness uses. Accordingly, the Fund does not currently invest (directly or indirectly) in psychedelic treatments and medical cannabis companies located in the U.S. if their cannabis-related business activities are illegal under U.S. federal law, even if such activities are legal under state law. If U.S. federal law changes in the future and these cannabis- or psychedelics-related business activities become legal at the federal level, the Fund may begin investing in these U.S.-listed psychedelic treatments and medical cannabis companies in accordance with the Fund’s investment objective and principal investment strategy.

•“Legal under applicable national and local laws” refers to being permitted under the applicable (i) controlled substance or (ii) food, drug, and cosmetics, or equivalent laws and regulations under whose jurisdiction the company is subject that govern the cultivation, production or distribution, for medical or non-medical purposes, of cannabis in a particular country. The Adviser reviews publicly available information related to Underlying Index constituents for violations of Eligibility Criteria in connection with each quarterly and intra-quarter reconstitution of the Underlying Index. If, after acquiring a company’s securities, the company, in the Adviser’s opinion, no longer meets the Eligibility Criteria, or if the Index Provider removes the company from the Underlying Index for failure to comply with laws, rules and regulations applicable to their business, the Fund will promptly sell that position, potentially at a time when it is disadvantageous to do so. As of the date of this opinion, Cannabis Companies that grow or distribute marijuana inside the U.S. fail to meet Eligibility Criteria. As of the date of this opinion, Cannabis Companies may, however, include companies that have a business interest in the legal hemp-based pharmaceutical and consumer wellness & product markets within the United States without failing to meet Eligibility Criteria.
Detailed information on exchange traded securities utilized by the Fund
The Fund will invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange (“TSX”), TSX Venture Exchange (“TSX Venture”), the London Stock Exchange (“LSE”) and the Australian Securities Exchange (“ASX”). The Canadian Securities Exchange (“CSE”) does not meet these requirements as it lists securities for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under U.S. state law but not under U.S. federal law.
The NYSE, NYSE American, and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934 (the “Exchange Act”).

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Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.
The TSX, TSX Venture and ASX require compliance with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws. Separately, the LSE requires the companies listed there be in compliance with the laws of the United Kingdom, as well as U.S. federal law if dually listed on a U.S. exchange.
Further information on each of these exchanges are as follows:
NYSE AND NYSE AMERICAN
The NYSE is a worldwide market that lists about 80% of U.S. securities.1 The NYSE acquired the American Stock Exchange in 2008 now known as NYSE-MKT. The NYSE Market is open to listing companies involved in the cannabis industry who are involved in biotech (e.g., 22nd Century Group: XXII; AbbVie – ABBV); investment in the industry outside of United States (e.g., Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI; ETFMG Alternative Harvest: MJ); the agricultural sector (e.g., Level Brands, Inc.: NYSE: LEVB; Scott’s Miracle Grow Co.: SMG); and the real estate sector (e.g., Innovative Industrial Properties, Inc.: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian, Australian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.
Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members' compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.
NASDAQ
The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:
In determining whether to initially list a company or continue a company's listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates.
1 See https://finance.zacks.com/companies-listed-new-york-stock-exchange-7015.html (last visited March 1, 2022).

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However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company's activity, Nasdaq largely relies on the risk factors and other disclosures made in the company's filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.2
TSX
The TSX is the 11th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)3 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and that financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.
According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).
The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.
2 Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).
3 See Staff Notice 2017-0009 dated On October 16, 2017 available at http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

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TSX Venture
This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)4 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that, although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions under the MCA.
According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:
(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).
The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.
LSE
The LSE is the central stock exchange for the United Kingdom. The Financial Conduct Authority (“FCA”) is the regulatory authority that oversees the LSE. In September 2020, the FCA issued guidance on the listing of cannabis-related businesses. In doing so, the FCA stated that it would not permit the listing of adult-use cannabis companies regardless if those businesses are operating in a jurisdiction where such businesses are permitted. However, United Kingdom-based medicinal cannabis companies can be listed so long as they are licensed by the proper authority, where required. As to overseas-licensed medicinal cannabis companies and cannabis
4 See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/listings/tsx-and-tsxv-issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance-manual/tsxv-corporate-finance-bulletins.

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oil companies, these companies may be listed if the FCA is satisfied that the Proceeds of Crime Act 2002 (“PoCA”) (the United Kingdom equivalent to AML) does not apply and the companies otherwise satisfy the criteria for listing. Before they are admitted, FCA will carry out a review of these companies to assess whether they will need to satisfy the FCA as to the PoCA risk. The FCA went on to state:
For medicinal cannabis and cannabis oil companies with overseas activities, the company will need to satisfy us that their activities would be legal if carried out in the UK. We will also need to understand the legal basis of the company’s overseas activities, for example the nature of the local licensing and the licences the company holds.5
ASX
The ASX is Australia's primary securities exchange. In October 2017, ASX provided additional clarification to its listing requirements specific to cannabis companies as follows:
ASX also notes that the legal status of medical cannabis businesses in the US presently is subject to uncertainty under US federal law. An applicant seeking to list a US medical cannabis business will need to satisfy ASX that its business can be lawfully carried on in the US (under both Federal and State law) before ASX will admit it to the official list. 6
LEGAL ANALYSIS
Beyond the limits of investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA, MCA and DPL in connection with the Fund’s proposed investment in the Contemplated Fund Holdings.7 The legal landscape in the cannabis and psychedelics industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.
That said, based on our review of the case law and other authorities, we note the following:
•Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.8

•We have reviewed examples of U.S. exchange listed companies that have invested or are investing in Canadian Cannabis Companies and, to date, we have not found public
5 See Listings of cannabis-related businesses | FCA. (last visited March 3, 2022).
6Available at https://www.asx.com.au/resources/newsletters/listed_at_asx/listed-at-asx- 20171030_0917.html.
7 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.
8 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

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records showing corresponding action by the U.S. Department of Justice (the “DOJ”).9 Indeed, in August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.

•We have reviewed two open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in Cannabis Companies. First, the ETFMG Alternative Harvest ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in “exchange-listed common stock (or corresponding American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”)) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including industrial hemp, or the legal production, marketing or distribution of cannabis, including industrial hemp, products for medical or non-medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”10 Second, the American Growth Cannabis Fund has as its principal investment strategy to invest “in exchange-traded equity securities of companies engaged in legal cannabis and hemp related businesses.”11

•In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in Cannabis Companies. For example, the Vanguard Developed Markets Index Fund held, at the very least, each of the following Cannabis Companies as of January 31, 2022: Aurora Cannabis Inc., Canopy Growth Corp and Cronos Group Inc.12

•Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA and/or conspiracy to violate the CSA (including the DPL contained within the CSA). The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country such as Canada and Australia, and (ii) whether investment in the Contemplated Fund
9 This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, but rather it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.
10 ETFMG Alternative Harvest ETF’s Summary Prospectus dated January 31, 2022 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1467831/000089418922000851/etfmgmjsummaryprospectus.htm
11 American Cannabis Growth Fund’s Summary Prospectus dated November 30, 2021 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513821000019/summaryagcf.htm. Separately, Foothill Capital Management launched the Cannabis Growth Fund whose primary investment objective is to invest primarily in exchange listed equity securities of companies in the cannabis industry. See https://www.sec.gov/Archives/edgar/data/1587982/000139834420011854/fp0053027_497k.htm.
12 A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of January 31, 2022, is available at https://investor.vanguard.com/mutual-funds/profile/VTMGX.

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Holdings would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis and the proposed investments contemplate the purchase of securities on secondary markets in, for example, Canada and Australia. We have not found case law or other guidance suggesting that an extension of enforcement of the CSA in the manner outlined above as to any of the Contemplated Fund Holdings.
Our opinion focuses on the CSA, MCA and DPL and, based on the current status of state laws regarding marijuana and psychedelics as of the date of this opinion, it is our view that the CSA, MCA and DPL are more stringent. Therefore, it is our opinion that, if the Fund complies with the CSA, MCA and DPL, then in addition to not violating the CSA, MCA and DPL, the Fund will not be aiding and abetting the violation of or conspiring to violate these federal laws and will meet state law standards because the Fund will not be investing in companies engaged in the cultivation, distribution or possession of marijuana and psychedelics in the U.S.
I.    FEDERAL LAW
A.    Executing Federal Laws
Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.13 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.14 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”15 “This broad discretion ... is particularly ill-suited to judicial review.”16 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.17
With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:18
•The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

•The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

•The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

13 See 21 U.S.C §§ 822(a) and 812(c).
14 Oyler v. Boles, 368 U.S. 448 (1962).
15 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).
16 Wayte v. United States, 470 U.S. 598, 607 (1985).
17 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.
18 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

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•The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;
•The existence, effectiveness, and enforcement of the business organization's pre-existing compliance program;
•The business organization’s timely and voluntary disclosure of wrongdoing;
•The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;
•Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;
•The adequacy of remedies such as civil or regulatory enforcement actions; and
•The adequacy of the prosecution of individuals responsible for the business organization's malfeasance.
B.    DOJ Position on Enforcement of Federal Marijuana Laws
During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.
Most notably, in 2013, Deputy Attorney General Cole released a memorandum19 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:
•Preventing the distribution of marijuana to minors;
•Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;
•Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;
19 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

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•Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
•Preventing violence and the use of firearms in the cultivation and distribution of marijuana;
•Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
•Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and
•Preventing marijuana possession or use on federal property.
The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law and could not be used as a defense in a federal criminal proceeding, but rather it only reflected a policy subject to change at any time.
In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”20 The Sessions Memo reinforced the inherent prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions.21
At this time, it is unclear what position the DOJ under the Biden Administration will ultimately take toward the enforcement of federal cannabis laws.22 During his confirmation hearing on February 22, 2021, U.S. Attorney General, The Honorable Merrick Garland, testified that the limited resources of the Department of Justice will not be expended to pursue those in compliance with state-regulated cannabis programs, although he did not commit to reinstituting
20 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.
21 On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo remained in effect, during his confirmation process, Attorney General Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” See https://www.vox.com/policy-and-politics/2019/1/28/18200982/marijuana-legalization-trump-jeff-sessions-william-barr. Separate and apart from these pronouncements, Congress has since 2014 withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to, among other things, prosecute state-compliant medical marijuana businesses and individuals involved in those businesses.
22 See https://www.forbes.com/sites/irisdorbian/2021/01/27/new-bidenharris-administration-has-some-cannabis-professionals-feeling-hopeful-but-cautious/?sh=4271a4894663

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the Cole Memorandum and there is no guarantee regarding the ultimate position of the Biden Administration DOJ.23 Thus far, however, that position has not publicly changed.
Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian Cannabis Companies, or are Canadian Cannabis Companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on NASDAQ. Similarly, we have not identified any public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) into Canopy Growth Corporation, a Canadian producer and exporter of cannabis.24 Canopy is listed on the TSX and, as of May 2018, it became listed on the NYSE.
Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.25
Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Contemplated Fund Holdings being considered for investment are engaged in any cannabis touching business in the U.S. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Contemplated Fund Holdings for a violation of the CSA, MCA and/or DPL. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, the ASX and Bloomberg Law Docket.
Based on our review of the Registration Statement and Contemplated Fund Holdings, in our opinion the Fund will not violate the CSA, will not aid and abet a violation of the CSA, and, thus, will not have conspired to violate the CSA, or be subject to DOJ marijuana enforcement based on its investment in the Contemplated Fund Holdings.
C.    DOJ Position on the Enforcement of Federal Psychedelic Drug Laws
The psychedelics companies that are the subject of this opinion are, currently, engaged in the research and development of certain psychedelic therapeutic treatments. All of the psychedelics companies conducting this research and development are operating within the lawful parameters established by federal statute to engage in such research and development. In fact, these companies are acting in conformity with traditional and well-settled statutory and regulatory guidance promulgated by the FDA and DOJ, in the applicable jurisdictions where they conduct their business. Such conformity includes with respect to all FDA regulations concerning the research, development, and production of psychedelic products in foreign countries.
23 See https://www.marijuanamoment.net/marijuana-enforcement-is-a-perfect-example-of-racial-discrimination-biden-ag-pick-garland-says/.
24 Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf.
25 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments-fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

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Moreover, there are multiple U.S. exchange-listed companies that either are investing in overseas psychedelic companies, or are overseas psychedelic therapeutic companies themselves, such as Compass Pathways PLC and Mind Medicine, Inc.,26 both traded on the NASDAQ. These and similar companies are working legally on the therapeutic development of psychedelic substances such as psilocybin, LSD, MDMA and DMT.
Commentators have suggested that the FDA may approve certain psychedelic therapeutics.27 However, there is no guarantee that the FDA will approve psychedelic therapeutics. Even if the FDA does issue such approvals, there is no guarantee that any or all states will go along with the FDA approval.28
Based on our review of the Registration Statement and Contemplated Fund Holdings, in our opinion the Fund will not violate the CSA, will not aid and abet a violation of the CSA, and, thus, will not have conspired to violate the CSA, or be subject to DOJ psychedelic enforcement based on its investment in the Contemplated Fund Holdings.
II.    THE CSA
Under Section 841(a) of the CSA,29 it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”30 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.31 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.32
Based purely on the plain language of the Fund’s Registration Statement and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing or sale of cannabis in the U.S. According to the Registration Statement, the Fund is also not preparing or otherwise seeking to distribute marijuana itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating and supporting the cannabis industry in other countries, such as Canada and Australia, not in the U.S.
26 Trading commenced on the Nasdaq on April 27, 2021 (https://mindmed.co/news/press-release/mindmed-to-commence-trading-on-nasdaq/).
27 See https://maps.org/policyreform/.
28 Id.
29 On December 20, 2018, the President signed into law the Agriculture Improvement Act of 2018 (also known as the 2018 Farm Bill), pursuant to which hemp (defined as the Cannabis Sativa L. plant with .3% or less of THC per dry weight) and products derived from hemp, such as CBD isolates and full spectrum CBD with a THC level of .3% or less, are no longer controlled substances under the CSA.
30 21 U.S.C. § 841(a)(1).
31 21 U.S.C. § 802(15).
32 21 U.S.C. § 846.

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Based on the foregoing and as also noted in Section I above, it is our opinion that the Fund will not have direct liability under Section 841(a) or Section 846 of the CSA, will not aid and abet a violation of Section 841(a) of the CSA or conspire to violate the CSA under Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the U.S.
III.    THE DPL
Pursuant to the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863, it is unlawful to sell, import/export, or to transport “drug paraphernalia.” The DPL defines “drug paraphernalia as “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance…” 21 U.S.C. § 863(d). The critical inquiry in determining whether a product will meet the drug paraphernalia definition is for what the product is “primarily intended.” The United States Supreme Court has held that whether products are “primarily intended” to be drug paraphernalia must be analyzed as an objective standard and that the phrase “refers generally to an item's likely use.” Posters 'N' Things, Ltd. v. United States, 511 U.S. 513, 521 (1994). A more recent federal appellate court decision clarified that items that have a variety of legal uses, which are not specifically designed and manufactured to make and consume controlled substances, are not necessarily considered drug paraphernalia under the DPL without strong evidence indicating otherwise. See United States v. Romans, 823 F.3d 299, 318 (5th Cir. 2016) (in holding that a hydroponic system did not meet the definition of “drug paraphernalia” the court reasoned that it was not “clearly and directly related to the production, distribution, or consumption of drugs.”). As a result, entities that manufacture products that have legal uses other than primarily for the consumption of controlled substances should not violate the DPL. Based upon the information reviewed as of the date of this opinion, the Contemplated Fund Holdings are not selling products that are primarily intended for the use of a controlled substance.
Based on the foregoing, it is our opinion that the Fund will not violate Section 863 of the CSA, will not be liable for aiding and abetting a violation of Section 863 of the CSA or be liable for conspiring to violate Section 863 of the CSA because the Fund will not invest in any company whose business is “primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance.”
IV.    COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS
In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:
[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity- with the intent to promote the carrying on of specified unlawful activity. . .33
The MCA further provides:
33 18 U.S.C. § 1956(a)(1)-(A)(i).

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Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States--with the intent to promote the carrying on of specified unlawful activity. . .34
Many exchanges do not have listing requirements that include compliance with U.S. federal laws. The CSE began operations in 2003 to provide a modern and efficient alternative for companies looking to access the Canadian public capital markets. The CSE listing requirements are less strict and many U.S. marijuana companies that comply with their respective state laws have used this platform to gain public access. By way of example, MedMen Enterprises (“MedMen”) is publicly traded on the CSE and is a U.S.-based marijuana company that owns and operates licensed cannabis facilities (including cultivation, manufacturing and retail) in California, Illinois, Nevada, New York, Arizona, and Florida. According to the Registration Statement, the Fund will not invest in companies solely listed on the CSE (that are not dually listed on an exchange that requires compliance with U.S. federal law) and will not invest in a company that engages in the cultivation, production or distribution of marijuana in the U.S. unless and until such time as the cultivation, production or distribution of such marijuana or products become legal under U.S. federal law. Moreover, because the Fund only invests in exchanges that require compliance with applicable U.S. federal laws, the Fund would not have reason to believe that the purchase and sale of securities of Contemplated Fund Holdings would represent the proceeds of unlawful activity.
Based on the foregoing, in our opinion the Fund’s investment activity will not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) or constitute aiding and abetting an offense under the MCA because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.
V.    NO CONSPIRACY TO VIOLATE THE MCA
Under the MCA, whoever “conspires to commit any offense defined in [section 1956] or section 1957 shall be subject to the same penalties as those prescribed for the offense the commission of which was the object of the conspiracy.” 18 U.S.C. § 1956(h). A conspiracy to violate the MCA requires that the actor’s objective must be to conduct a financial transaction involving the proceeds of a specified unlawful activity. See United States v. Garcia, 587 F.3d 509, 515 (2nd Cir. 2009). There cannot be a conspiracy to violate the MCA if there is not an underlying unlawful activity.
Based on the foregoing, in our opinion the Fund’s investment activity will not constitute a conspiracy to violate the MCA because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.
We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.
34 18 U.S.C. § 1956 (a)(2)-(A).

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Very truly yours,
Fox Rothschild, LLP /s
Fox Rothschild, LLP

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